UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  October 30, 2013

HELMERICH & PAYNE, INC.

(Exact name of registrant as specified in its charter)

State of Incorporation:  Delaware

COMMISSION FILE NUMBER 1-4221

Internal Revenue Service — Employer Identification No. 73-0679879

1437 South Boulder Avenue, Suite 1400, Tulsa, Oklahoma 74119

(Address of Principal Executive Offices)

(918)742-5531

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS.

Helmerich & Payne, Inc. (“H&P”) today announced that its wholly owned subsidiary, Helmerich & Payne International Drilling Co. (“H&PIDC”), has entered into a plea agreement with the United States Department of Justice, United States Attorney’s Office for the Eastern District of Louisiana (“DOJ”), to resolve the previously disclosed DOJ investigation into certain choke manifold testing irregularities that occurred in 2010 at one of H&PIDC’s offshore platform rigs in the Gulf of Mexico.  There were no spills or discharges to the environment arising out of the 2010 testing irregularities.

H&PIDC has agreed to plead guilty to one misdemeanor count of knowingly making and delivering false writings, to pay a criminal monetary penalty of $5.4 million, to make a $1 million organizational community service payment to the National Academy of Sciences, and to be subject to a probationary period of three (3) years.  H&PIDC has also agreed, during the three-year probationary period, to fulfill the terms of an environmental compliance plan whose purpose is to develop and implement additional training and safety programs.  The plea agreement is subject to court approval.

As part of the agreement, the DOJ has agreed not to pursue any other charges against H&PIDC or its parent, agents or employees arising out of the choke manifold testing falsifications.  The plea agreement recognizes H&P’s and H&PIDC’s prompt internal investigation and voluntary self-reporting to federal regulators, their cooperation with the DOJ investigation, and their proactive remedial measures, including terminating four of the H&PIDC employees involved in the misconduct and demoting another employee who was involved, but who ultimately reported the misconduct.

This information is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized the undersigned to sign this report on its behalf.

HELMERICH & PAYNE, INC.
(Registrant)

/s/ Steven R. Mackey
Steven R. Mackey
Executive Vice President

DATE: October 30, 2013